Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

DIGITAL LIGHTWAVE, INC. AND OPTEL CAPITAL, LLC

ANNOUNCE THE COMPLETION OF

FINANCING AND DEBT RESTRUCTURING AGREEMENTS

CLEARWATER, Fla., September 20, 2004 – Digital Lightwave, Inc. (Nasdaq: DIGL) announced today that on September 16, 2004, Digital Lightwave, Inc. (the “Company”) and Optel Capital, LLC executed definitive financing agreements to restructure the outstanding debt owed by the Company to Optel Capital, LLC and Optel, LLC (collectively, “Optel”). The transaction was approved by the board of directors on September 15, 2004, upon the recommendation of the special committee of the board. The special committee is composed solely of independent directors.

Upon execution of the agreements, Optel advanced to the Company an additional $1.35 million, bringing the total amount of the debt owed by the Company to Optel to $27.0 million, plus accrued interest of approximately $2.0 million. All of the outstanding debt is secured by a first priority security interest in substantially all of the assets of the Company.

Pursuant to a loan and restructuring agreement, Optel extended the maturity of the principal amount owed to it by the Company until December 31, 2005. The maturity of the outstanding accrued interest, plus additional interest that accrues in the future, has been extended to September 16, 2005. Previously, and as of July 31, 2004, all of the outstanding principal and accrued interest owed to Optel had matured and became due and payable upon demand by Optel at any time.

In conjunction with the financing agreements, the Company has agreed to make the entire outstanding debt convertible into common stock of the Company at the option of Optel. The conversion can be completed at any time prior to the extended maturity date at a conversion price based on the average trading price of the stock during the five-day period preceding the date of any conversion. The Company has agreed to file a registration statement covering the resale by Optel of the shares of common stock issuable upon conversion of the outstanding debt.

The Company and Optel have made it a condition to the outstanding debt becoming convertible, that the conversion feature be approved by the holders of a majority of the outstanding shares of common stock of the Company who are not affiliated with Optel or any of its affiliates. In the event the holders of a majority of such outstanding shares of common stock do not approve such feature, the outstanding debt and accrued interest would immediately become due and payable in full upon demand by Optel at any time after the stockholders’ meeting. Optel is controlled by Dr. Bryan J. Zwan, the Company’s majority stockholder and chairman of the board of directors.

Jim Green, President and CEO of the Company, stated that, “We are pleased with the completion of this financing and debt restructuring transaction, and appreciative of the ongoing support and commitment from Optel. The time and attention of the management team is now squarely focused on continuing the progress of the first half of this fiscal year. We look forward to building on that progress as we strive for the continued success of the Company.”

About Digital Lightwave, Inc.

Based in Clearwater, Florida, Digital Lightwave, Inc. (the “Company”) provides the global communications networking industry with products, technology and services that enable the efficient development, deployment and management of high-performance networks. The Company’s customers — companies that deploy networks, develop networking equipment, and manage networks — rely on its offerings to optimize network performance and ensure service reliability. The Company designs, develops and markets a portfolio of portable and network-based products for installing, maintaining and monitoring fiber optic circuits and networks. Network operators and telecommunications service providers use fiber optics to provide increased network bandwidth to transmit voice and other non-voice traffic such as internet, data and multimedia video transmissions. The Company provides telecommunications service providers and equipment manufacturers with product capabilities to cost-effectively deploy and manage fiber optic networks. The Company’s product lines include: Network Information Computers, Network Access Agents, Optical Test Systems, and Optical Wavelength Managers. The Company’s wholly owned subsidiaries are Digital Lightwave (UK) Limited, Digital Lightwave Asia Pacific Pty, Ltd., and Digital Lightwave Latino Americana Ltda.

Forward – Looking Statements

Statements in this press release, other than historical data and information constitute forward-looking statements that involve risks and uncertainties. The forward-looking statements in this press release are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account currently available information. Forward-looking statements involve risks and uncertainties, some of which are not currently known to the Company. Accordingly, a number of factors could cause the Company’s actual results, performance, or achievements to be very different from the results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to, the risk factors set forth in the company’s filings with the Securities and Exchange Commission. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission, or otherwise.

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Editor’s Note: Digital Lightwave® is a registered trademark of Digital Lightwave, Inc.

CONTACT:

James Green

Chief Executive Officer

Digital Lightwave, Inc.

727.519.2800